Exhibit 99.1

Essential Utilities Reports Financial Results for Full-Year 2023 and Announces Guidance

Earnings per share of $1.86 for 2023, compared to 2022 earnings of $1.77

Record infrastructure investments of $1.19 billion

Acquired seven systems, adding over $44 million in rate base and 11,000 customers

Initiating 2024 annual earnings per share guidance range of $1.96 to $2.00

Initiating capital investment guidance of $7.2 billion from 2024 through 2028

BRYN MAWR, PA (February 22, 2024) – Essential Utilities Inc. (NYSE: WTRG) today reported results for the fourth quarter and year ended December 31, 2023. Essential’s net income of $498.2 million or $1.86 per share for 2023 compared favorably to $465.2 million or $1.77 per share reported for 2022.

“Despite the winter weather that was significantly warmer than normal in 2023, we successfully delivered earnings per share that met our 2023 guidance expectations,” said Essential Utilities Chairman and Chief Executive Officer Christopher Franklin. “Also, for the third consecutive year, Essential has been named to Newsweek’s list of America’s Most Responsible Companies. We are honored to be recognized for our commitments to operational excellence, environmental stewardship, and sustainable business practices and are excited to continue in our role as an industry leader throughout 2024.”

Full-year 2023 Operating Results

Essential reported revenues of $2.05 billion in 2023 compared to $2.29 billion in the prior year. The decrease in revenues for the year were primarily due to lower purchased gas costs and unfavorable weather resulting in decreased volume from the regulated natural gas segment, which were offset by additional revenues from regulatory recoveries.

Operations and maintenance expenses were $575.5 million for 2023 compared to $613.6 million in the prior year. The decrease in operations and maintenance expenses was primarily a result of lower operating expenses, customer assistance program expenses, employee retirement expenses, and customer bad debt, offset partially by higher water production expenses and regulated water segment customer growth.

Essential’s net income of $498.2 million or $1.86 per share compared to $465.2 million or $1.77 per share reported through the same period of 2022. Regulatory recoveries, decreased expenses, and regulated water segment customer growth were offset by lower regulated natural gas segment and regulated water segment volumes and other items.

Essential’s regulated water segment reported revenues of $1.15 billion, an increase of 6.5% compared to $1.08 billion in 2022. Regulatory recoveries and customer growth were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment decreased to $368.8 million compared to $370.9 million in 2022.

Essential’s regulated natural gas segment reported revenues of $863.8 million, compared to $1.14 billion in 2022. Purchased gas costs were $327.5 million as compared to $551.0 million in 2022. As a result, the recovery of lower purchased gas costs was the primary driver in the decrease of revenues. Operations and maintenance expenses for the same period for Essential’s regulated natural gas segment decreased to $209.1 million, from $239.5 million in 2022.

Fourth Quarter 2023 Operating Results

Essential reported net income of $135.4 million for the fourth quarter of 2023, compared to $114.9 million for the same quarter in 2022. Earnings per share were $0.50 for the quarter compared to $0.44 in the fourth quarter of 2022. For the quarter, lower expense, revenues from regulatory recoveries, and other items were offset by lower regulated natural gas segment and regulated water segment volumes.

Revenues for the quarter were $479.4 million compared to $705.4 million in the fourth quarter of 2022. Lower purchased gas costs, decreased volume from the regulated natural gas segment, due to unfavorable weather, and regulated water segment, and other items were the primary contributors to the decrease in revenues for the quarter, which was offset by additional revenues from regulatory recoveries. Operations and maintenance expenses decreased to $157.0 million for the fourth quarter of 2023 compared to $184.7 million in the fourth quarter of 2022.

Essential 2024 Financial and Growth Guidance

In December 2023, Essential’s largest regulated natural gas subsidiary, Peoples Natural Gas, filed a base rate case and the company’s largest regulated water subsidiary, Aqua Pennsylvania, also expects to seek rate relief in the second quarter of 2024. Therefore, the company will refrain from providing a multi-year earnings per share guidance range until the conclusion of these base rate cases. The following is the company’s 2024 guidance:

•	In 2024, net income per diluted common share will be $1.96 to $2.00
•	In 2024, regulated infrastructure investments will be approximately $1.3 to $1.4 billion
•	Through 2028, we will make regulated infrastructure investments of approximately $7.2 billion, weighted towards the regulated water segment
•	Through 2028, the regulated water segment rate base will grow at a compounded annual growth rate of approximately 8%
•	Through 2028, the regulated natural gas segment rate base will grow at a compounded annual growth rate of approximately 10%
•	Through 2028, the regulated utility rate base will grow at a compounded annual growth rate of over 8%
•	The regulated water customer base (or equivalent dwelling units) of the business will grow at an average annual growth rate of between 2 and 3% from acquisitions and organic customer growth
•	The regulated natural gas customer base of the business will be stable for 2024
•	In 2024, approximately $250 million in equity is expected to be raised using an ATM equity program

Dividend

As previously announced in 2023, Essential’s board of directors declared a March 1, 2024, quarterly cash dividend of $0.3071 per share of common stock, this dividend will be payable to shareholders of record on February 9, 2024. On February 21, 2024, Essential’s board of directors declared a quarterly cash dividend of $0.3071 per share of common stock payable on June 1, 2024, to shareholders of record on May 10, 2024. The company has paid a consecutive quarterly cash dividend for more than 79 years.

Financing

At year-end 2023, Essential’s weighted average cost of fixed-rate long-term debt was 3.86%, and the company had $538.5 million available on its credit lines.

As part of the company’s 2024 financing plan, on January 8, 2024, Essential completed a $500 million issuance of long-term debt, due in 2034 with an interest rate of 5.375%. This debt was used to repay existing indebtedness and for general corporate purposes. The company also expects to raise approximately $250 million in equity in 2024 using an At-The-Market (ATM) equity program.

Rate Activity

In 2023, the company’s regulated water segment received rate awards or infrastructure surcharges in Illinois, Indiana, New Jersey, North Carolina, Ohio, Pennsylvania, Texas, and Virginia of $47.2 million and its regulated natural gas segment received infrastructure surcharges in Pennsylvania and Kentucky of $21.3 million.

To date in 2024, the company’s regulated water segment received rate awards or infrastructure surcharges in Illinois, Ohio, and Pennsylvania of $9.1 million and its regulated natural gas segment received infrastructure surcharges in Pennsylvania and Kentucky of $22.1 million.

The company currently has base rate cases or infrastructure surcharges pending in Illinois, New Jersey, Texas and Virginia for its regulated water segment, which combined would add an estimated $43.2 million in incremental annual revenues, and a base rate case pending in Pennsylvania for its regulated natural gas segment for an estimated $156.0 million in incremental annual revenues.

Capital Expenditures

In 2023, Essential invested a record amount of approximately $1.19 billion to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. The company continues to be a leader in the country at replacing miles of underground utility pipe and is committed to maintaining elevated levels of infrastructure investment. In 2024, the company expects to invest between $1.3 to $1.4 billion in needed infrastructure investments. From 2024 through 2028, the company expects to invest approximately $7.2 billion to improve water and natural gas systems and better serve customers through improved information technology. Essential’s investments during this time period include at least $450 million to address PFAS, replacing and expanding its water and wastewater utility infrastructure, and replacing and upgrading its natural gas utility infrastructure, with the latter leading to significant reductions in methane emissions that occur in aged gas pipes. The capital investments made to rehabilitate and expand the infrastructure of the communities’ Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Water Utility Growth by Acquisition

Essential’s continued growth by acquisition allows the company to provide safe and reliable water and wastewater service to an even larger customer base than it could from organic customer growth alone. In 2023, the company acquired seven systems, that collectively added over $44.5 million in rate base and more than 11,000 new customers or equivalent dwelling units to the company’s footprint. Coupled with organic growth, the company increased its water and wastewater customer base by approximately 1.7%.

The company has six signed purchase agreements for additional wastewater systems in Pennsylvania and Illinois that are pending closing and are expected to serve over 215,000 equivalent retail customers or equivalent dwelling units and total approximately $380 million in purchase price. This includes the recently signed agreement with North Versailles Township Sanitary Authority to acquire their wastewater system in Allegheny County, Pennsylvania for up to $30 million, which is expected to add approximately 4,400 customers. The company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs, is included among these signed purchase agreements.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents over 400,000 total customers.

Sale of Assets

As previously announced in 2023, the company completed the sale of its West Virginia natural gas utility assets. The sale enables Essential to prioritize the growth of its water and wastewater utilities in states in which it has scale, while the remaining gas operations will continue to focus on efficient, safe operation and reducing emissions through pipeline replacement.

On January 30, 2024, the company completed the previously announced $165 million sale of its three non-utility microgrid and district energy projects in Pittsburgh, including the innovative microgrid at the Pittsburgh International Airport. The company will use the proceeds to finance its capital expenditures and water and wastewater acquisitions in place of external funding from equity and debt issuances. This sale, which allows the company to focus on its core business as a regulated utility, resulted in a one-time gain to be recognized in the first quarter of 2024.

Sustainability Guidance and Commitments

•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline
•	Multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level once finalized, of PFOA, PFOS, and PFNA compounds

Essential reaffirms its commitment to substantially reduce Scope 1 and 2 greenhouse gas emissions by 2035. The company plans to achieve these reductions through extensive gas pipeline replacement, the purchase of renewable energy, accelerated methane leak detection and repair, and various other planned initiatives. Essential continues to be an industry leader regarding water quality with its commitment to test and treat for PFOA, PFOS, and PFNA compounds across all states served by its regulated water segment. The company reaffirms its commitment to providing finished water that will meet the EPA timelines and standards.

Guidance Assumptions

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

The earnings per share, infrastructure investment and rate base guidance includes the signed municipal water and wastewater acquisitions for which the company has entered into signed purchase agreements as of the date the guidance was announced but does not include DELCORA or other potential municipal acquisitions from the company’s list of acquisition opportunities that currently represents over 400,000 customer equivalents. The average annual regulated water segment growth guidance reflects the company’s proven acquisition track record of adding nearly 129,000 customers or equivalent dwelling units and over $500 million in rate base since 2015, its current backlog of approximately $380 million of signed pending acquisitions with over 215,000 equivalent customers, and the current acquisition landscape.

The company’s guidance includes the expectation that the company will continue to issue equity and debt on an as needed basis to support acquisitions and capital investment plans.

Fourth Quarter and Full Year 2023 Earnings Call Information

Date: February 23, 2024

Time: 11 a.m. EST (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 866.583.1035 (U.S.) & International callers can find their dial in here

Confirmation code: 7545494

The company’s conference call with financial analysts will take place on Friday, February 23, 2024, at 11 a.m. Eastern Standard Time. The call and presentation will be webcast live so interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on February 23, 2024, for 10 business days following the call. To access the audio replay in the U.S., dial 866.583.1035 (pass code 7545494). International callers can find their dial in number here (pass code 7545494).

About Essential

Essential Utilities, Inc. (NYSE: WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting more than 7,600 acres of forests and other habitats throughout our footprint.

Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across nine states. Essential is one of the most significant publicly traded water, wastewater service and natural gas providers in the U.S. Learn more at www.essential.co.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, among others: the guidance range of net income per diluted common share; the anticipated amount of capital investment in 2024 and through 2028; the rate base growth of company through 2028; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline; the annual average capital investment per year; the rate base growth from its organic capital investment program through 2028; its plan to raise approximately $250 million in equity through at At-The-Market equity program; the Company’s water utility customer base growth at an average annual long term growth rate of between 2-3% for acquisitions and organic customer growth; the stability of the Company’s regulated natural gas customer base in 2024; and, the Company’s water utility compounded growth rate of 8%; the Company’s gas utility compounded growth rate of 10%. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy; potential disruptions in the supply chain for raw and finished materials; the continuation of the company’s growth-through-acquisition program; general economic business conditions; the company’s ability to raise additional equity, including on an as needed basis; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement and successfully complete other acquisitions and dispositions; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRGF

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Operating revenues	$479,419	$705,383	$2,053,824	$2,288,032
Operations and maintenance expense	$156,998	$184,726	$575,518	$613,649

Net income	$135,448	$114,932	$498,226	$465,237

Basic net income per common share	$0.50	$0.44	$1.86	$1.77
Diluted net income per common share	$0.50	$0.44	$1.86	$1.77

Basic average common shares outstanding	273,210	262,711	267,171	262,246
Diluted average common shares outstanding	273,536	263,317	267,659	262,868

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Operating revenues	$479,419	$705,383	$2,053,824	$2,288,032

Cost & expenses:
Operations and maintenance	156,998	184,726	575,518	613,649
Purchased gas	37,468	247,099	352,306	601,995
Depreciation	86,447	80,037	338,655	315,811
Amortization	1,758	888	5,040	5,366
Taxes other than income taxes	22,775	22,672	90,208	90,024
Total	305,446	535,422	1,361,727	1,626,845

Operating income	173,973	169,961	692,097	661,187

Other expense (income):
Interest expense	72,922	68,771	283,362	238,116
Interest income	(670)	(732)	(3,401)	(3,675)
Allowance for funds used during construction	(2,400)	(5,863)	(16,967)	(23,665)
Gain on sale of other assets	119	(214)	(65)	(991)
Other	(612)	3,060	(2,613)	494
Income before income taxes	104,614	104,939	431,781	450,908
Provision for income taxes (benefit)	(30,834)	(9,993)	(66,445)	(14,329)
Net income	$135,448	$114,932	$498,226	$465,237

Net income per common share:
Basic	$0.50	$0.44	$1.86	$1.77
Diluted	$0.50	$0.44	$1.86	$1.77

Average common shares outstanding:
Basic	273,210	262,711	267,171	262,246
Diluted	273,536	263,317	267,659	262,868

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	December 31,	December 31,
	2023	2022

Net property, plant and equipment	$12,097,072	$11,130,946
Current assets	491,979	658,159
Regulatory assets and other assets	4,252,408	3,930,002
	$16,841,459	$15,719,107

Total equity	$5,896,183	$5,377,386
Long-term debt, excluding current portion, net of debt issuance costs	6,826,085	6,371,057
Current portion of long-term debt and loans payable	227,538	427,856
Other current liabilities	570,389	594,013
Deferred credits and other liabilities	3,321,264	2,948,795
	$16,841,459	$15,719,107

Media Contact:

David Kralle

Communications

Media Hotline: 1.877.325.3477
Media@Essential.co

Investor Contact:

Brian Dingerdissen

Vice President, IR and Treasurer

O: 610.645.1191

BJDingerdissen@Essential.co